EXHIBIT 99.1

American Land Lease Announces Second Quarter 2003 Financial Results

CLEARWATER, Fla., July 29 /PRNewswire/ — American Land Lease, Inc. (NYSE: ANL—news) today released results for second quarter 2003 and expectations for third quarter 2003.

Summary Financial Results

•	Diluted Earnings Per Share (“Diluted EPS”) were $0.26 for the three- month period ended June 30, 2003 as compared to $0.22 from the same period one year ago.

•	Funds from Operations (“FFO”) were $2.8 million, or $0.35 per diluted common share, for the quarter compared to $2.4 million, or $0.30 per diluted common share from the same period one year ago.

•	Unit volume in home sales was 88 new home closings, including 87 new homes sold on expansion home sites.

•	“Same Store” results provided a revenue increase of 9.6%, an expense increase of 5.1% and an increase of 12.2% in Net Operating Income.

•	Physical occupancy at June 30, 2003 was 6,017 sites or 96.6%, as compared to 5,945 sites or 96.7% as of March 31, 2003.

Management Comments

Bob Blatz, President of American Land Lease, commented, “We are pleased to report higher than expected results for the quarter. This reflects better than projected performance of our home sales division, the resulting positive effect that absorption from home sales is having on our property operations, and cash flow in excess of our expectations on our residual bond position from our prior CMBS business. Our investments in high quality senior communities continue to perform well in the current environment.”

Mr. Blatz added, “As we look towards the balance of 2003, we will continue to rely on our development and home sales operations as the primary drivers of earnings growth and value creation. In addition to these efforts, management continues to focus on controlling costs, at both the property and corporate (G&A) levels. Our outlook for the Company is good, as the market for high quality retirement communities continues to bring us significant levels of traffic and we expect our home sales and absorption momentum to continue. We also expect our addition of Debbie Lippert as our new Senior Vice President of Sales to further improve our home sales operations.”

Dividend Declaration

As stated in an earlier release, the Board of Directors declared a regular second quarter dividend of $0.25 per share payable on August 21, 2003, to stockholders of record on August 8, 2003. The Company continues to offer a dividend reinvestment and stock purchase plan (DRIP) which allows stockholders of the Company to reinvest dividends paid on shares of Company common stock and make optional cash investments in additional shares of Company common stock at a discount. Stockholders can contact the Company to obtain information how to participate in the DRIP. (Point of Contact: Debbie Lollar, (727) 726-8868)

The Board of Directors reviews the dividend policy quarterly. The Company’s dividend is set quarterly and is subject to change or elimination at any time. The Company’s primary financial objective is to maximize long term, risk adjusted returns on investment for shareholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company’s profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. The Company’s net operating loss may be used to offset all or a portion of its REIT taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Operational Results

Second Quarter Property Operations

Second quarter revenue from property operations was $6,564,000 as compared to $5,989,000 from the same period one year ago, an 9.6% increase. Second quarter property operating expenses totaled $2,621,000 as compared to $2,437,000 from the same period one year ago, a 7.6% increase. The Company realized significant increases in rental income driven by annual rental rate increases, the absorption of new home sites through its home sales efforts, and improved collections of tenant accounts. Property operating expenses increased as compared to the same period in the prior year driven primarily by increases in property taxes, labor costs, and costs associated with golf operations offset by decreases in utility costs primarily associated with the completion of a wastewater project at one property. The combination of increased revenue and expenses resulted in an overall improvement in property operating margins from 59.3% in the prior year’s second quarter to 60.1% in the current quarter.

“Same Store” Results

Second quarter “same store” results reflect the results of operations for properties and golf courses owned for both the current and prior year periods. The same store properties account for 99% of the property operating revenues for the second quarter of 2003. We believe that same store information provides the ability to understand the changes in profitability for properties owned during both reporting periods that could not be obtained from a review of the consolidated income statement in periods where properties are acquired.

The same store results are as follows:

2Q03
Revenue	9.6%
Expense	5.1%
Net Operating Income	12.2%

We derive our increase in property revenue from (i) increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (absorption). We believe that “same site” information provides the ability to understand the changes in profitability related to the newly leased sites. “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period as applied to the same store properties. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from and is not intended to represent an alternative measure of operating income or cash flow or any other measure of performance as determined in accordance with generally accepted accounting principles (“GAAP”).

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption, golf operations and total same store results for second quarter are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	4.5%	4.8%	0.3%	9.6%
Expense	1.7%	1.7%	1.7%	5.1%
NOI	6.1%	6.6%	(0.5%)	12.2%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended June 30, 2003 and 2002 is reflected in the table below (in thousands):

		Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues		$6,001	$5,734	$267	4.7%	4.5%
Absorption rental revenues		327	40	287	717%	4.8%
Same site golf revenues		173	155	18	11.6%	0.3%

Same store revenues	A	6,501	5,929	572	9.6%	9.6%

Revenues other than same store (2)		63	60	3	5.0%

Total property revenues	C	$6,564	$5,989	$575	9.6%

Same site rental expenses		$1,861	$1,826	$35	1.9%	1.7%
Absorption rental expenses		36	—	36	100.0%	1.7%
Same site golf expenses		319	283	36	12.7%	1.7%

Same store expenses	B	2,216	2,109	107	5.1%	5.1%

Expenses other than same store (2)		405	328	77	23.5%

Total property operating expenses	D	$2,621	$2,437	$184	7.6%

Same Store net operating income	A-B	$4,285	$3,820	$465	12.2%

Total net operating income	C-D	$3,943	$3,552	$391	11.0%

(1)	Contribution to Same Store % change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2002 period. For example, same site rental revenue increase of $267 as compared to the total same store revenues in 2002 of $5,929 is a 4.5% increase ($267 / $5,929 = 4.5%).

(2)	Revenues other than same store relate to our ministorage property. Expenses other than same store relate to our ministorage property and offsite management expenses.

Second Quarter Home Sales Operations

Second quarter new home sales volume was 88 closings, a 17% increase from the 75 closings from the same period in the prior year. Average selling price per home was $85,000 as compared to $69,000 in the same period in the prior year, a 23.2% increase. The increase in closings compared to the prior year was balanced across the Company’s expansion communities, with increases in six communities and decreases in six communities. Brokerage volumes were down

14% as compared with prior year’s results. Selling margins, excluding brokerage activities, improved to 28.8% in the quarter. This increase was driven by increased selling prices, increased manufacturer rebates associated with higher purchasing volumes, the realization of higher selling prices through lot premiums at one community, the increase in margins on the sale of used homes and the initial impact of cost savings efforts in home construction. These increases in revenue and cost savings were offset by increases in cost of homes purchased. Selling costs as a percentage of sales revenue decreased from 25.3% in the prior year’s period to 20.6% in the current year, reflecting better leverage of fixed costs in the home sales business. The backlog of contracts for closing stood at 165 homes sales, an increase in 54 contracts from the same period in the prior year. This increase in backlog represents increases over the prior year in ten communities with decreases in five communities.

Comparison of Forecast

The table below highlights the comparison of the Company’s financial outlook for second quarter 2003 and its actual results:

	2nd Quarter 2003 Actual	2nd Quarter 2003 Projected
FFO	$0.35	$0.29 to $0.31
AFFO	$0.32	$0.27 to $0.29
Diluted Earnings Per Share	$0.26	$0.20 to $0.22
Same Store Sales
Revenue Growth	9.6%	6.8% to 8.5%
Expense Growth	5.1%	4.0% to 6.0%
NOI Growth	12.2%	7.8% to 9.7%
Home Sales Operating Income	$693,000	$100,000
General and Administrative Expenses	$661,000	$655,000
Other Income	$150,000	$74,000
Capital Replacements (per site)	$40	$28
Depreciation	$661,000	$675,000

3rd Quarter 2003 Projected
FFO	$0.34 to $0.36
AFFO	$0.31 to $0.33
Diluted Earnings Per Share	$0.26 to $0.28
Same Store Sales
Revenue Growth	7.8% to 9.6%
Expense Growth	4.2% to 6.0%
NOI Growth	8.8% to 10.0%
Home Sales Operating Income	$750,000
General and Administrative Expenses	$660,000
Other Income	$76,000
Capital Replacements (per unit)	$32
Depreciation	$682,000

The Company’s earnings estimates would be adversely impacted by a reduction in home sales volume. Home sales volumes are dependent upon a number of factors, including consumer confidence and consumer access to financing sources. The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience.

As of the date of this press release, the SEC and NYSE have not finalized all of the additional regulatory and administrative requirements resulting from recently passed legislation. When all of those requirements are finalized, the Company can complete its assessment of the impact of such requirements on its annual or quarterly earnings projections.

New Home Sales and Sites Leased

The Company saw increased activity in both its closings and contracts written for second quarter 2003 as compared to the same period in 2002. The Company closed 88 home sales in second quarter 2003, an increase of 17% over 2002 period. The Company remains committed to its program of generating continued revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Quarter ended June 30, 2003	Quarter ended June 30, 2002
New home closings	88	75
New home contracts	105	119
Home resales	11	7
Brokered home sales	44	51
New home contract backlog	165	111

The Company continued to make significant expenditures in marketing in anticipation of generating increased future sales volumes at its sales operations at Riverside Club and in its Arizona Communities. Management continues to project that the home sales business is profitable at an annual sales rate of 300 new homes.

Financing Activity

The Company closed $7.9 million in non-recourse property loans during the quarter that provide for a 10-year term on an interest-only basis priced at LIBOR plus 2.5%. The initial rate was 3.81% for these loans.

On June 11, 2003, the Company received a loan commitment for a $16,000,000 line of credit from a new lender priced at LIBOR plus 2.0%. Concurrently with the new commitment, the Company’s current lender amended and reduced its revolving line of credit from $17,000,000 to $5,000,000 with all other terms of the loan unchanged. The current revolving line of credit matures in August 2003.

Development Activity

Significant progress was made during the quarter constructing the Company’s new subdivision at Savanna Club, “Eagles Retreat.” The Company expects to begin closing homes in the new subdivision during fourth quarter 2003.

In addition, in response to increased activity at its Riverside Community as it promoted “The Bluffs,” a new subdivision within the community, the Company accelerated engineering on the next phase of construction. Planning and permitting for subdivisions at two additional communities began during the quarter.

American Land Lease, Inc. is a real estate investment trust (REIT) that holds interests in 28 manufactured home communities with 6,231 operational home sites, 946 developed expansion sites, 1,543 undeveloped expansion sites and 129 recreational vehicle sites.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings.

Management will hold a teleconference call, Wednesday, July 30, 2003 at 4:00 p.m. Eastern to discuss second quarter 2003 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease second quarter 2003 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 5:30 p.m. EST, July 30, 2003 until midnight on August 6, 2003. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 1989272.

Contact:	Robert G. Blatz, President (727) 726-8868 Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

Funds From Operations:

In addition to reviewing financial measures determined in accordance with generally accepted accounting principles (“GAAP”), we assess the performance of the business by using several generally accepted industry financial measures, including funds from operations and adjusted funds from operations, which are defined below. We believe these measures provide useful information regarding our performance, but these measures should not be considered alternatives to net income or net cash flow from operating activities, as determined in accordance with GAAP.

The Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) defines Funds From Operations (“FFO”) as net income or loss, computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We calculate FFO beginning with the NAREIT definition and include adjustments for the minority interest in the Operating Partnership owned by persons other than us. FFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. FFO is not intended to replace net income or net cash provided by operating activities as determined under GAAP.

We define Adjusted Funds From Operations (“AFFO”) as FFO less capital replacement spending. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property, and AFFO also reflects that capital expenditures are necessary to maintain or improve the associated real estate assets. AFFO is not intended to replace net income or net cash provided by operating activities as determined under GAAP.

Our reconciliation of FFO and AFFO to GAAP net income is shown in the table below:

Reconciliation of GAAP Net Income to FFO and AFFO

	Three Months Ended June 30,
	2003	2002
Net Income	$1,861	$1,509
Minority interest in operating partnership	249	206
Real estate depreciation	661	627
Discontinued operations:
Real estate depreciation	—	6
Minority interest in operating partnership attributed to discontinued operations	—	6
Depreciation from unconsolidated real estate partnerships	20	—

Funds From Operations (FFO)	$2,791	$2,354

Capital Replacements	$291	$182

Adjusted Funds from Operations (AFFO)	$2,500	$2,172

Weighted average common shares and OP Units outstanding	7,897	7,761

Per Common Share and OP Unit:
FFO:	$0.35	$0.30
AFFO:	$0.32	$0.28
Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	71.4%	83.3%
AFFO:	78.1%	89.3%
Distribution payout net of DRIP reinvestment
FFO:	63.7%	69.1%
AFFO:	69.7%	74.1%

Portfolio Summary:

	Operational Home sites	Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of March 31, 2003	6,150	1,033	1,543	129	8,855
Properties developed	—	—	—	—	—
New Lots Purchased	—	—	—	—	—
Lots Sold	(6)	—	—	—	(6)
New leases originated	87	(87)	—	—	—

As of June 30, 2003(1)	6,231	946	1,543	129	8,849

(1)As of June 30, 2003, 6,017 of these operational home sites were occupied

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of March 31, 2003	5,945	6,150	96.7%
New home sales	88	87
Used home sales	7	—
Used homes acquired	(12)	—
Homes constructed by others	2	—
Lots Sold	—	(6)
Lots Purchased	—	—
Homes removed from previously leased sites	(13)	—

As of June 30, 2003	6,017	6,231	96.6%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Real estate, net of accumulated depreciation of $18,835 and $17,827, respectively, including real estate under development of $38,429 and $40,053, respectively.	$212,301	$207,500
Cash and cash equivalents	978	1,223
Inventory	12,192	10,101
Investment in unconsolidated real estate partnerships	1,692	1,684
Other assets, net	8,243	8,335

Total Assets	$235,406	$228,843

LIABILITIES
Secured long-term notes payable	$110,906	$97,201
Secured short-term financing	10,188	19,118
Accounts payable and accrued liabilities	8,264	7,552

	129,358	123,871

MINORITY INTEREST IN OPERATING PARTNERSHIP	13,815	13,130

STOCKHOLDERS’ EQUITY
Preferred stock, par value $.01 per share, 1,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $.01 per share; 12,000 shares authorized; 8,809 and 8,649 shares issued; 7,083 and 6,939 shares outstanding (excluding treasury stock), respectively	88	86
Additional paid-in capital	282,246	280,665
Notes receivable from officers re common stock purchases	(833)	(848)
Deferred compensation re restricted stock	(1,642)	(396)
Dividends in excess of accumulated earnings	(161,014)	(161,280)
Treasury stock, 1,726 and 1,710 shares at cost, respectively	(26,612)	(26,385)

	92,233	91,842

Total Liabilities and Stockholders’ Equity	$235,406	$228,843

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$6,391	$5,834
Golf course operating revenues	173	155

Total property operating revenues	6,564	5,989
Property operating expenses	(2,302)	(2,154)
Golf course operating expenses	(319)	(283)

Total property operating expenses	(2,621)	(2,437)
Depreciation	(661)	(627)

Income from rental property operations	3,282	2,925
SALES OPERATIONS
Home sales revenue	7,771	5,191
Cost of home sales	(5,531)	(3,956)

Gross profit on home sales	2,240	1,235
Commissions earned on brokered sales	117	154
Commissions paid on brokered sales	(60)	(91)

Gross profit on brokered sales	57	63

Selling and marketing expenses	(1,604)	(1,314)

Income (loss) from sales operations	693	(16)
General and administrative expenses	(661)	(496)
Interest and other income	150	329
Interest expense	(1,371)	(1,088)
Equity in income (losses) of unconsolidated real estate partnerships	17	17

Income before minority interest in Operating Partnership	2,110	1,671
Minority interest in Operating Partnership	(249)	(206)

Income from continuing operations	1,861	1,465
DISCONTINUED OPERATIONS:
(Loss) Income from discontinued operations, net of minority interest	—	44
(Loss) gain on sale of property, net of minority interest	—	—

(Loss) income from discontinued operations	—	44

Net Income	$1,861	$1,509

Basic earnings from continuing operations	$0.27	$0.22
Basic (loss) earnings from discontinued operations	—	0.01

Basic earnings per share	$0.27	$0.23
Diluted earnings from continuing operations	$0.26	$0.21

Diluted (loss) earnings from discontinued operations	—	0.01
Diluted earnings per share	$0.26	$0.22

Weighted average common shares outstanding	6,866	6,719

Weighted average common shares and common share equivalents outstanding	7,056	6,827

Dividends paid per share	$0.25	$0.25